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H&R Block Announces New Five-Year Contract
for President and CEO Jeff Jones

KANSAS CITY, Mo. Nov. 4, 2021 – H&R Block (NYSE: HRB) today announced a new employment agreement with President and Chief Executive Officer Jeff Jones for a second five-year term, through November 4, 2026. The Board of Directors is pleased to enter into a new contract with Jones ahead of its expiration, as it ensures Jones' continued leadership of the Block Horizons 2025 transformation strategy, as well as his strong commitment to H&R Block.

“Jeff has been a changemaker for H&R Block,” said Robert A. Gerard, H&R Block Chairman of the Board. “His leadership and vision have been instrumental in introducing the company to a new generation of individuals and small business owners, and in broadening the company's offerings to help customers build financial confidence year-round. Last year, in partnership with our franchisees and associates across the country, he led the company to its best tax season in over a decade, providing a strong foundation for continuing growth under Block Horizons 2025. Jeff is a great leader and the Board is more confident than ever in his ability to drive transformation and stakeholder value.”

Jones joined H&R Block in August 2017, and under his leadership the company transformed the tax industry with the debut of Upfront Transparent Pricing, making it the only major national brand to provide customers with pricing and fee information before the tax preparation process begins. Also under Jones, the company expanded services for small business owners through Block Advisors and the 2019 acquisition of Wave Financial, and it committed to support 500 communities and 500,000 small businesses in five years through a new community impact program, Make Every Block Better, as well as to go beyond diversity and inclusion and create a sense of belonging for all associates with Belonging@Block. In 2020, Jones announced Block Horizons 2025, the company's long-term growth strategy. By strengthening the spirit of entrepreneurship and helping small business owners thrive, developing new products and experiences that create confidence and help ease financial burden, and reimagining tax preparation for a digital-first world, the company is retaining the best of its heritage as an iconic American brand, while evolving to meet modern-day customers where they are.

“Over the last four years, our team has worked tirelessly to dramatically improve how we innovate, serve clients and live our Purpose," said Jones. “While our work is not complete, we’ve made great progress and I’m thrilled to have the support of our Board as we accelerate Block's transformation, and continue to create value for our stakeholders. I’m proud to lead this team and am excited about what we will achieve together in the years ahead.”

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About H&R Block

H&R Block, Inc. (NYSE: HRB) provides help and inspires confidence in its clients and communities everywhere through global tax preparation, financial products, and small-business

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solutions. The company blends digital innovation with the human expertise and care of its associates and franchisees as it helps people get the best outcome at tax time and better manage and access their money year-round. Through Block Advisors and Wave, the company helps small-business owners thrive with innovative products like Wave Money, a small-business banking and bookkeeping solution, and the only business bank account to manage bookkeeping automatically. For more information, visit H&R Block News or follow @HRBlockNews on Twitter.

For Further Information
Media Relations:         Angela Davied, (913) 302-0032, angela.davied@hrblock.com
Investor Relations:         Michaella Gallina, (816) 854-3022, michaella.gallina@hrblock.com